Exhibit 99.1
Select Inquiries Received through December  , 2007
1. The Wall Street Journal ran a long article on December 6th under the headline “Surge in Auto Loan Delinquencies”. This “surge” is then spelled out on two levels – “top rated borrowers” and “sub-prime borrowers”. The first group saw delinquencies rise from 2.9% to 4.5%, in September; the second went from 11.1% to 12%. It would be helpful for investors if you could somehow relate such evidence of distress to what you’re seeing in your own business – and to do it, preferably, in a longer-term context of historical trends.
We evaluate the performance of our portfolio by examining changes in our forecasted consumer loan collection rates. Our collection forecast for each consumer loan is updated monthly and it takes into consideration the most recent actual collection data available for each consumer loan as well as for our entire portfolio of consumer loans. Small variations in the forecast would indicate that the portfolio is performing in line with our expectations.
The following tables compare our forecast of consumer loan collection rates as of December 31, 2007, with the forecast as of September 30, 2007 and as of December 31, 2006:

	December 31, 2007	September 30, 2007
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.4%	0.0%
1999	72.3%	72.3%	0.0%
2000	72.8%	72.9%	-0.1%
2001	67.8%	67.8%	0.0%
2002	71.0%	71.0%	0.0%
2003	74.6%	74.5%	0.1%
2004	73.7%	73.9%	-0.2%
2005	74.3%	74.3%	0.0%
2006	69.9%	70.4%	-0.5%
2007	70.2%	70.1%	0.1%

	December 31, 2007	December 31, 2006
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.5%	-0.1%
1999	72.3%	72.4%	-0.1%
2000	72.8%	73.0%	-0.2%
2001	67.8%	67.7%	0.1%
2002	71.0%	70.7%	0.3%
2003	74.6%	74.2%	0.4%
2004	73.7%	73.9%	-0.2%
2005	74.3%	74.2%*	0.1%
2006	69.9%	71.1%*	-1.2%
2007	70.2%	69.9%**	0.3%

*	These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2006 and our 2006 earnings release as they have been revised for a seasonality factor. This seasonality factor was first applied during the first quarter of 2007. Forecasted collection percentages prior to 2005 are not materially impacted by the seasonality factors.

**	Collection percentage represents the initial forecasted collection percentage for 2007 originations.

As illustrated above, during the year ended December 31, 2007, forecasted collection rates were generally consistent with the Company’s expectations. Historically we have not seen a correlation between economic conditions and the performance of our portfolio. However, we can not be certain that economic conditions will not impact the performance of our portfolio in future periods. For a more complete review of the historical changes in our consumer loan forecasted collection rates please refer to our annual and quarterly public filings.